Exhibit 99.1

Beam Global Reports Third Quarter 2020 Financial Results

Conference Call Today at 4:30 PM ET

SAN DIEGO, CA, November 12th, 2020—Beam Global, (Nasdaq: BEEM, BEEMW) (“Beam” or “the Company”), the leading provider of innovative sustainable technology for electric vehicle (EV) charging, outdoor media and energy security, today announced financial results for the third fiscal quarter ended September 30, 2020.

Third Quarter and Recent Company Highlights

•	Initiated Media business unit with the successful closing of an agreement with the City of San Diego, the Company’s first city contracted to host a sponsored network of EV ARC™ terminals. The Company believes this agreement will lead to the acquisition of our first sponsor and a significant recurring revenue business model which we believe we can replicate in other major cities.

•	Prepared for planned growth through the addition of approximately $10.5 million cash to our balance sheet through an underwritten public offering. Current working capital of approximately $14.0 million is sufficient for multiple years of operations.

•	Re-branded to Beam Global - well received by investors, customers and partners. Beam provides a clear branding path towards our strategic growth plan of operating profitably at the intersection of clean energy and transportation. New web site, videos and sales and marketing collateral.

•	Awarded GSA Multiple Award Schedule Contract to provide our products to the Federal Government. The Company views this contract, which allows Federal agencies to buy Beam products at pre-negotiated pricing, terms, and conditions, to be particularly important given the upcoming Biden administration and the likelihood of significant Federal stimulus and other spending on EV charging infrastructure.

•	Received confirmation from the US Patent and Trademark Office of the allowance of claims for the issuance of a patent on the UAV ARC™ renewably energized drone recharging product. Also applied for two new patents on advanced renewably energized products which are now patent pending.

•	Deployed the first 8 of 30 solar-powered, off-grid EV ARCTM terminals for Electrify America to provide sustainable electric vehicle infrastructure for rural communities throughout Fresno County in California. The Company anticipates the deployment of the remaining 22 units in Q4 2020.

•	Deployed the first of our advanced generation Solar Tree® products which will provide charging for electric medium and heavy-duty vehicles like electric buses, semi-trucks, agricultural equipment, public transportation and a growing number of electric equipment options in the construction industry. Further Solar Tree® products were deployed by The Ocean Discovery Institute during the second fiscal quarter.

•	The Company’s EV ARC™ product powered the world’s first Flying on SunshineTM test-flight in a Pipistrel production electric aircraft. The successful test-flight proved the technology and was the first step in a bigger program the Company intends to pursue in 2021.

•	The Company’s EV ARC™ product (bought by Georgia Power) powered the EV Corral at the annual Motul Petit Le Mans event at the Michelin Raceway in Georgia.
•	Increased utility customer base with EV ARC™ deliveries to Baltimore Gas and Electric and Georgia Power and an order from Southern California Edison. The Company views utilities as offering significant opportunities as they play an increasing role in the electrification of transportation.

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•	Increased Federal Government customer base with deliveries to more Federally Funded Research and Development Centers.
•	Added a Director of Operations, a Director of Engineering and sales professionals to increase efficiencies, reduce costs, continue to strengthen IP and increase sales.
•	Presented at The LD 500 virtual investor conference on September 2, 2020 and continued to perform other virtual trade shows and investor relations activities during COVID-19.

•	Received a repeat order and a new multi-unit order from San Francisco Bay Area municipalities.

“We are well funded, essentially debt free and we have laid the foundation for our Outdoor Media Business Unit, which I believe will be the biggest and most profitable growth engine for our future, through the signing of an agreement with the City of San Diego. We already have interest from other cities, and we believe the timing is very good to engage sponsors,” said Desmond Wheatley, CEO of Beam. “At the same time, we are executing on our core business, increasing our intellectual property portfolio and continuing to do things that have never been done before, like powering a production electric aircraft. 2021 looks set to usher in a new era of U.S. Federal Government support for the electrification of transportation. President Elect Biden has committed to the deployment of hundreds of thousands of public EV charging stations. We have the fastest deployed, most scalable EV charging infrastructure solutions available. Our products are now available on the GSA Federal procurement contract and we have made-in-America, shovel-ready, EV charging and energy security products. I believe that we are strategically well-positioned as we round out 2020 and head into 2021.”

Q3 2020 Financial Summary

Cash and Working Capital

At September 30, 2020, we had cash of $12,332,224, compared to $3,849,456 at December 31, 2019. The increase resulted from proceeds of $10.5 million from a public offering, net of offering expenses and from the exercise of warrants. Our working capital increased from $5,142,719 to $13,914,212 from December 31, 2019 to September 30, 2020.

Revenue
Third quarter revenues were $1,237,434, compared to $1,785,724 in the same period last year. The decrease was due to delays in the receipt of orders, partially related to the impact of the COVID-19 virus and to early stage delivery challenges related to our latest generation of Solar Tree® products which provide charging of electric buses and heavy-duty vehicles and equipment.

Gross Profit/Loss

Third quarter gross loss was $188,732, compared to a gross profit of $340,836 in the third quarter of 2019. The decrease in gross profit was primarily due to the decreased revenues and the corresponding reduction in fixed overhead absorption.

Operating Expenses

Third quarter operating expenses were $906,962 compared to $963,487 in the third quarter of 2019. The decrease was primarily due to the reduction of a one-time severance payment made in 2019, reduced travel expenses due to COVID-19, a reduction in Director’s fees and a reduction in commissions, offset by an increase in expenses related to sales and marketing activities.

Net Loss
The net loss was $1,100,023, or $0.17 per share, for the three months ended September 30, 2020, compared to a net loss of $610,094, or $0.12 per share for the same period in 2019. This is primarily attributable to the reduction in revenue.

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Conference Call Today at 4:30 PM ET

Management will host a conference call today at 4:30 PM ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question and answer session.

Participants can register for the conference by navigating to

https://dpregister.com/sreg/10149538/dc352936a2

Please note that registered participants will receive their dial in number upon registration.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE):	1-844-739-3880
PARTICIPANT INTERNATIONAL DIAL IN:	1-412-317-5716

Please ask to be joined into the Beam Global call.

Webcast URL: https://services.choruscall.com/links/beem201112.html

A webcast replay of the call will be available approximately one hour after the end of the call through February 12, 2021. The replay can be accessed through the above links.

About Beam Global
Beam Global is a Cleantech leader that produces innovative, sustainable technology for electric vehicle (EV) charging, outdoor media, and energy security, without the construction, disruption, risks and costs of grid-tied solutions. Products include the patented EV ARC™ and Solar Tree® lines with BeamTrak™ patented solar tracking, and ARC Technology™ energy storage, along with EV charging, outdoor media and disaster preparedness packages.

The company develops, patents, designs, engineers and manufactures unique and advanced renewably energized products that save customers time and money, help the environment, empower communities and keep people moving. Based in San Diego, the company produces Made in America products. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW (formerly Envision Solar, EVSI, EVSIW). For more information visit https://BeamForAll.com/, LinkedIn, YouTube and Twitter.

Forward-Looking Statements

This Beam Global Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements.

Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results.

Media Contact:

The Bulleit Group

BeamGlobal@BulleitGroup.com

+1 415-742-1894

Investor Relations:

Kathy McDermott

IR@BeamForAll.com

+1 858-799-4583

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Beam Global

Condensed Balance Sheets

(000's omitted)

	September 30,
	2020	December 31,
	(Unaudited)	2019
ASSETS
Current Assets
Cash	$12,332	$3,849
Accounts receivable, net	1,310	765
Prepaid and other current assets	262	148
Inventory, net	1,919	1,844
Total Current Assets	15,823	6,606

Property and equipment, net	137	419
Operating lease right of use asset	2,558
Patents, net	271	205
Deposits	52	57
Total Assets	$18,841	$7,287

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$371	$485
Accrued expenses	483	305
Sales tax payable	81	6
Deferred revenue	112	94
Convertible note payable - related party, net	–	215
Note payable	339	–
Operating lease liabilities, current	521	349
Auto loan	1	9
Total Current Liabilities	1,908	1,463

Operating lease liabilities, noncurrent	2,041	–
Total Liabilities	3,949	1,463

Total Stockholders' Equity	14,892	5,824
Total Liabilities and Stockholders' Equity	$18,841	$7,287

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Beam Global

Condensed Statements of Operations

(000's omitted except share and per share amounts)

(Unaudited)

	For the Three Months ended September 30,		For the Nine Months ended September 30,
	2020	2019	2020	2019

Revenues	$1,237	$1,786	$4,010	$4,616
Cost of revenues	1,426	1,445	4,183	4,267
Gross profit	(189)	341	(173)	349

Operating expenses	907	964	2,698	2,227
Loss From operations	(1,096)	(623)	(2,871)	(1,878)

Other income (expense)
Interest income	1	22	10	46
Interest expense	(1)	(7)	(11)	(709)
Total other income (expense)	–	15	(1)	(663)

Loss before tax expense	(1,096)	(608)	(2,872)	(2,541)
Tax expense	4	2	5	3
Net loss	$(1,100)	$(610)	$(2,877)	$(2,544)

Net loss per share - basic and diluted	$(0.17)	$(0.12)	$(0.50)	$(0.60)
Weighted average shares outstanding - basic and diluted	6,615,893	5,114,296	5,702,262	4,220,398

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